Exhibit 99.1

USA Mobility Names Scott B. Tollefsen as General Counsel

Alexandria, VA (May 17, 2005) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging services, today announced that Scott B. Tollefsen will join the company as general counsel on May 31, 2005.

Vincent D. Kelly, president and chief executive officer, stated: “We are very pleased to have Scott join the USA Mobility team. He has substantial experience managing the legal and regulatory affairs of leading operating companies in the communications industry. He will help us rationalize our technical infrastructure and network operations and expand our service offerings to customers in the health services, government, corporate, and emergency service first response sectors.”

Tollefsen has over 25 years of legal experience, chiefly related to developing and operating commercial satellite communications businesses. He was senior vice president and general counsel of both SES Americom, Inc. and Hughes Communications, Inc., where he directed all legal, regulatory, and contracts activity. He held the same title and responsibilities for the U.S.-based interactive publishing unit of Vivendi Universal S.A. He also has been a partner in private law practice. He earned his B.A. and J.D. degrees at the University of Virginia and completed the Advanced Management Program at Harvard Business School.

About USA Mobility

USA Mobility, Inc., headquartered in Alexandria, Virginia, is a leading provider of paging products and other wireless services to the business, government and healthcare sectors. USA Mobility offers traditional one-way and advanced two-way paging via its nationwide networks covering more than 90% of the U.S. population and with roaming partners in Canada and Mexico. In addition, the company offers mobile voice and data services through Nextel and Cingular/AT&T Wireless, including BlackBerry and GPS location applications. The company’s product offerings include wireless connectivity systems for medical, business, government and other campus environments. USA Mobility focuses on the business-to-business marketplace and supplies mobile connectivity solutions to over two-thirds of the Fortune 1000 companies. For further information visit www.usamobility.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Statements contained herein or in prior press releases which are not historical fact, such as statements regarding USA Mobility’s expectations for future operating and financial performance, are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause USA Mobility’s actual results to be materially different from the future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include, but are not limited to, declining demand for paging products and services, the ability to continue to reduce operating expenses, future capital needs, competitive pricing pressures, competition from both traditional paging services and other wireless communications services, government regulation, reliance upon third-party providers for certain equipment and services, the timely and efficient integration of the operations and facilities of Metrocall and Arch as well as other risks described from time to time in periodic reports and registration statements filed with the Securities and Exchange Commission. Although USA Mobility believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. USA Mobility disclaims any intent or obligation to update any forward-looking statements.

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